Exhibit 3.2

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

BCPE EAGLE HOLDINGS INC.

Pursuant to Section 242

of the General Corporation Law of

the State of Delaware

BCPE Eagle Holdings Inc. (hereinafter called the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware does hereby certify as follows:

1. The amended and restated certificate of incorporation of the Corporation is hereby amended by deleting the text of ARTICLE ONE thereof in its entirety and inserting the following in lieu thereof:

“The name of the corporation is Aveanna Healthcare Holdings Inc. (hereinafter called the “Corporation”).”

2. The foregoing amendment was duly adopted by the board of directors of the Corporation by unanimous written consent in accordance with the provisions of Section 141 (f) and Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed and acknowledged by its duly authorized officer this 26 day of May, 2017.

BCPE EAGLE HOLDING INC.

By:	/s/ Rodney D. Windley
Name:	Rodney D. Windley
Title:	Executive Chairman